UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): June 14, 2018

Kaya Holdings, Inc.

(Exact name of registrant as specified in charter)

Delaware

(State or other jurisdiction of incorporation)

333-177532	90-0898007
(Commission File Number)	(IRS Employer Identification No.)

888 S. Andrews Avenue, Suite 302, Fort Lauderdale, Florida 33316

 (Address of principal executive offices and zip code)

(954) 534-7895

(Registrant’s telephone number including area code)

Former Name or Former Address (If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

As used in this Current Report on Form 8-K and unless otherwise indicated, the terms “KAYS,” “the Company,” “we,” “us” and “our” refer to Kaya Holdings, Inc. and its owned and controlled subsidiaries.

Item 8.01	Other Information

On June 14, 2018, KAYS issued a press release (a copy of which is filed herewith as Exhibit 99.1 and incorporated herein by reference) announcing that it will be filing an appeal against the denial of its Kaya Farms™ AG. Facility Site Plan application by the Linn County, Oregon Planning Commission (the “Commission”). As previously reported, KAYS acquired a 26-acre property in Lebanon. Oregon, on which it intends to develop its Kaya Farms™ Marijuana Grow and Manufacturing Complex and had filed necessary zoning and permit applications with respect thereto as outlined below.

On February 9, 2018, KAYS submitted a site plan review for the Company’s envisioned 101,000 square foot OLCC licensed Kaya Farms™ Marijuana Grow and Manufacturing Complex (the “Site Plan”) and an application for a conditional use permit for marijuana processing on the Company owned 26.50-acre property zoned Exclusive Farm Use (EFU) with the Linn County, Oregon Planning and Building Department (the “Department”).

On March 9, 2018, the Company was notified by the Department that the application was deemed complete and received an official letter of completeness with respect to the application. The formal “Letter of Completeness” sent March 9, 2018 by a Linn County Senior Planner, confirmed the eligibility of the Company’s 26-acre parcel for the purposes of growing legal cannabis, as well as the eligibility of the property for a special purpose exemption for the Company’s proposed manufacturing operations.

On April 20, 2018. the Company was notified by the Department that the site plan review for the indoor and outdoor marijuana operation on the 26.50-acre property (which encompasses approximately 86,000 square feet of the Company’s 101,000 square feet of the Company’s submitted buildings) had been approved (the “Approval”). However, the conditional use permit for marijuana processing (which encompasses approximately 15,000 square feet of the Company’s 101,000 square feet of the Company’s submitted buildings) had been denied, largely due to the scale and coverage of the proposed processing operation.

On May 3, 2018, the Department notified the Company that an area resident had filed an appeal of the Department’s Approval (the “Appeal”) on the grounds that a portion of the approved Site Plan that supports the 36,000 square feet of greenhouses for outdoor growing is not eligible for the irrigation rights that the Company possesses for the property.

The Company reviewed the Department’s initial confirmation that the Company had complied with the requirements to show how it will provide water to the property (which includes registering the irrigation rights and filing for a place of use transfer to exercise the water rights, as well as confirmed that it has viable alternatives for sourcing water from private water carriers and other legally acceptable alternatives until such time as the irrigation rights were confirmed as well as to supplement the irrigation rights after they are confirmed) and is confident that the Company’s water usage plan is legal.

On May 14, 2018, the Department notified the Company that a hearing was scheduled before the Commission for June 12, 2018, to review the Appeal and the original Approval from the Department. At the hearing the Department entered its report regarding the Project and the Department’s review and Approval of the Site Plan.

On June 12, 2018, the Company attended the hearing. The Company made a presentation on the Project to the Commission and entered numerous documents into the record in the event that further appeals by the Company would be necessary to get the Project approved. After listening to testimony from area residents regarding their concerns and why they wanted the Approval reversed, the Commission had a brief discussion which centered chiefly on one Commissioner’s representation that he had visited a grow before and that the odor was bad and that no one wants to live next to an operation like that. Subsequent to the discussion, the Commission voted to reverse the Department’s Approval and deny the Company’s Site Plan for the indoor and outdoor marijuana operation on the 26.50-acre property (which encompasses approximately 86,000 square feet of the Company’s 101,000 square feet of the Company’s submitted buildings).

As noted in its June 14, 2018 press release, the Company intends to proceed with the appeals process and is confident that based on the rule of law and the facts and circumstances of the case, the denial will be overturned on appeal and that pursuant to Oregon law the Company will be granted the right to farm a legally recognized agricultural crop on its properly zoned 26-acre parcel.

The following documents relevant to the application and land use process procedure for our 26-acre property can be found online at https://www.dropbox.com/sh/2acc12mow6vq3pp/AAAvFzgYgayDanGLrfGQkzaEa?dl=0:

•	Proposed Site Plan submitted to Linn County for Review
•	Kaya Farms Conditional Use Application for Processing Facility
•	Letter of Completeness
•	Site Plan Approval (Grow)
•	Denial of Processing Facility
•	Area Resident Appeals Project Approval; Hearing Scheduled for June 12, 2018
•	Hearing Notice
•	Lynn County Planning Kaya Farms Staff Report to Planning Commission

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No	Description
99.1	Press Release dated June 14, 2018
SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KAYA HOLDINGS, INC.

Date: June 14, 2018	By:	/s/ Craig Frank
Craig Frank, President and Chief Executive Officer